Filed Pursuant to Rule 433
Registration No. 333-253286
May 5, 2022

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated May 5, 2022)

	Series 2019A Remarketable Junior Subordinated Notes due August 1, 2024	Series 2019B Remarketable Junior Subordinated Notes due August 1, 2027
Issuer:	The Southern Company	The Southern Company
Security:	Series 2019A Remarketable Junior Subordinated Notes due August 1, 2024	Series 2019B Remarketable Junior Subordinated Notes due August 1, 2027
Expected Ratings:*	Baa3 (Stable)/BBB (Stable)/BBB (Negative) (Moody’s/Standard & Poor’s/Fitch)	Baa3 (Stable)/BBB (Stable)/BBB (Negative) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$862,500,000	$862,500,000
Initial Public Offering Price:	100.454%, plus interest accrued at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding, May 9, 2022	100.453%, plus interest accrued at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding, May 9, 2022
Maturity Date:	August 1, 2024	August 1, 2027
Treasury Benchmark:	2.500% due April 30, 2024	2.750% due April 30, 2027
Benchmark Treasury Yield:	2.712%	3.015%
Spread to Treasury:	+155 basis points	+200 basis points
Re-offer Yield:	4.262%	5.015%
Redemption:	Not redeemable prior to maturity	Not redeemable prior to maturity
Coupon:	4.475%	5.113%
Interest Payment Dates:	February 1 and August 1 of each year, beginning on August 1, 2022	February 1 and August 1 of each year, beginning on August 1, 2022
First Interest Payment Date:	August 1, 2022, which payment will include interest accrued at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding, May 9, 2022 and at an annual rate of 4.475% from, and including, May 9, 2022 to, but excluding, August 1, 2022	August 1, 2022, which payment will include interest accrued at an annual rate of 2.70% from, and including, May 1, 2022 to, but excluding, May 9, 2022 and at an annual rate of 5.113% from, and including, May 9, 2022 to, but excluding, August 1, 2022
Format:	SEC Registered	SEC Registered
Denominations:	$1,000 and any larger amount that is an integral multiple of $1,000	$1,000 and any larger amount that is an integral multiple of $1,000
CUSIP/ISIN:	842587 DC8/US842587DC82	842587 DD6/US842587DD65
Trade Date:	May 5, 2022	May 5, 2022

Expected Settlement Date:	May 9, 2022 (T+2)	May 9, 2022 (T+2)
Remarketing Agents:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling The Southern Company collect at 1-404-506-0734, Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.